EXHIBIT 99.1
The Midwest Electric Cooperative Corporation gives notice to withdraw from Tri-State membership

(Westminster, Colo., May 28, 2026) The Midwest Electric Cooperative Corporation (Midwest) yesterday provided not-for-profit wholesale power supply cooperative Tri-State Generation and Transmission Association a non-conditional notice to withdraw from membership in Tri-State, including an early termination of Midwest’s Wholesale Electric Service Contract (WESC).

The notice includes a June 1, 2028, withdrawal effective date, in accordance with the terms of Tri-State’s Contract Termination Payment (CTP) tariff.

The Midwest Electric Cooperative Corporation, a member-owned electric cooperative based in Grant, Neb., accounted for 1.9% of Tri-State’s utility member revenue and 1.3% of operating revenue for the year ended Dec. 31, 2025.

The CTP tariff on file with the Federal Energy Regulatory Commission (FERC) provides a process should a utility member elect to withdraw from Tri-State membership and  terminate  its WESC early. This includes requirements for a two-year notice and the payment of a CTP to Tri-State. Each CTP amount will be determined consistent with the FERC tariff and orders, certain elements of which also remain subject to ongoing appeals.

About Tri-State
Tri-State is a wholesale power supply cooperative, operating on a not-for-profit basis, with electric distribution cooperatives and public power district members in four states, including Colorado, Nebraska, New Mexico and Wyoming. Together with its members, Tri-State delivers reliable, affordable and responsible power and energy services to nearly a million electricity consumers across roughly 200,000 square miles of the West.

Contact
Amy Robertson, 303-254-3743, amy.robertson@tristategt.org
Mark Stutz, 303-254-3183, mark.stutz@tristategt.org

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.